  As filed with the Securities and Exchange Commission on September 17, 1999

                                                Registration No. 333-86219
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -----------

                              AMENDMENT NO. 1 TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 -----------

                                eMachines, Inc.
            (Exact Name of Registrant as Specified in its Charter)

             Delaware                           3571                           943311182
 (State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)    Classification Code Number)         Identification Number)


                         14350 Myford Road, Suite 100
                           Irvine, California 92606
                                (714) 481-2828
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 -----------

                               Stephen A. Dukker
                            Chief Executive Officer
                         14350 Myford Road, Suite 100
                           Irvine, California 92606
                                (714) 481-2828
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -----------

                                  Copies to:

               John A. Fore, Esq.                            William D. Sherman, Esq.
        Wilson Sonsini Goodrich & Rosati                    Stephen J. Schrader, Esq.
            Professional Corporation                         Justin L. Bastian, Esq.
               650 Page Mill Road                            Rochelle A. Krause, Esq.
          Palo Alto, California 94304                        Morrison & Foerster LLP
                 (650) 493-9300                                 755 Page Mill Road
                                                           Palo Alto, California 94304
                                                                  (650) 813-5600

                                 -----------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.


   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                 ---------------
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                 ---------------
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]










   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

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


                             EXPLANATORY NOTE

   This Amendment No. 1 to the Form S-1 Registration Statement is being filed for the sole purpose of filing an additional exhibit.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by eMachines in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

      SEC registration fee............................................. $55,600
      NASD filing fee..................................................  20,500
      Nasdaq National Market listing fee...............................       *
      Printing and engraving costs..................................... 300,000
      Legal fees and expenses..........................................       *
      Accounting fees and expenses.....................................       *
      Blue Sky fees and expenses.......................................   5,000
      Transfer Agent and Registrar fees................................   5,000
      Miscellaneous expenses...........................................       *
                                                                        -------
        Total.......................................................... $
                                                                        =======

---------------------
*  To be filed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article X of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   The Registrant has entered into indemnification agreements with its directors and intends to enter into indemnification agreements with its executive officers, in addition to indemnification provided for in the Registrant's Bylaws.

Item 15. Recent Sales of Unregistered Securities

   During the past three years, the Registrant has issued unregistered securities as described below.

   (a) On June 10, 1999, the Registrant sold an aggregate of 77,600,000 shares of its common stock in exchange for cash and notes in an aggregate amount of approximately $1.9 million pursuant to an initial capitalization agreement.

   (b) As of June 30, 1999, an aggregate of 609,200 shares of common stock are issuable upon exercise of options under the Registrant's 1998 stock option plan.

   (c) On August 18, 1999, the Registrant sold an aggregate of 24,279,369 shares of Series A preferred stock (including 5,560,776 shares issuable upon regulatory approval) in exchange for cash in an aggregate amount of approximately $155.0 million pursuant to a stock purchase agreement.

   (d) On August 18, 1999, the Registrant issued 419,538 shares of its common stock to Korea Data Systems America in connection with the transfer of a trademark to the Registrant.

   (e) On August 18, 1999, the Registrant issued a warrant to purchase shares of its common stock at an aggregate exercise price of $3.6 million. Upon receipt of regulatory approval, the Registrant will issue an additional warrant to purchase shares of its common stock at an aggregate exercise price of $8.9 million. The maximum number of shares issuable, subject to anti-dilution adjustments, upon exercise of the warrants is 1,566,219.

   (f) On August 18, 1999, the Registrant granted an option to purchase 227,897 shares of its common stock at an exercise price of $1.61 per share to Mr. Stephen Dukker in connection with an employment agreement between Mr. Dukker and the Registrant.

   Except as indicated above, none of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the Registrant believes that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit
 Number
 -------
  1.1**  Form of Underwriting Agreement

  3.1*   Amended and Restated Certificate of Incorporation of the Registrant

  3.2**  Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be filed upon the closing of the offering

  3.3*   Amended and Restated Bylaws

  3.4** Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering

  4.1**  Specimen Common Stock Certificate

  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1* Form of Security Agreement entered into between the Registrant and each of Chul Chung, Stephen A. Dukker, Lap Shun Hui, Dae Soo Koh, Jung
         Koh, Hong Soon Lee and Hong Sun Lee dated as of June 10, 1999

 10.2*   Form of Promissory Note from each of Chul Chung, Stephen A. Dukker,
         Lap Shun Hui, Dae Soo Koh, Jung Koh, Hong Soon Lee and Hong Sun Lee dated as of June 10, 1999

 10.3*   Amended and Restated Rights and Restrictions Agreement dated as of
         August 18, 1999

 10.4*   Subordinated Promissory Note dated as of June 7, 1999 for TriGem
         Corporation

 10.5*   Subordinated Promissory Note dated as of June 7, 1999 for Korea Data
         Systems America, Inc.

 10.6* Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

 10.7**  1998 Stock Plan and form of agreements thereunder

 Exhibit
 Number
 -------
 10.8+   Marketing Agreement between the Registrant and America Online dated as of June 17, 1999


 10.9* Amended and Restated Employment Agreement dated as of August 18, 1999 for Stephen Dukker


 10.10*  Trademark Assignment Agreement dated as of June 10, 1999


 10.11*  Agreement (Amending Trademark Assignment) dated as of August 16, 1999


 10.12* Industrial Lease between the Registrant and the Irvine Company dated as of November 30, 1998


 10.13*  Common Stock Purchase Warrant issued on August 18, 1999 to America
         Online, Inc.


 10.14*  Option to Purchase Common Stock issued on August 18, 1999 to Stephen
         Dukker


 23.1*   Consent of Deloitte & Touche, LLP, Independent Accountants


 23.2**  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (see Exhibit 5.1)


 24.1*   Power of Attorney


 27.1**  Financial Data Schedules

---------------------

* Previously filed.

** To be filed by amendment.

+ Confidential treatment has been requested for certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended. The omitted portions of this agreement have been separately filed with the Commission.

(b) Financial Statement Schedules

                Schedule
                --------
         II - Valuation and Qualifying Accounts*

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

---------------------

*  Previously filed.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

  . For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  . For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 17th day of September, 1999.

                                          eMachines, Inc.

                                                /s/ Stephen A. Dukker
                                          By: _________________________________
                                                     Stephen A. Dukker,
                                               President and Chief Executive
                                                          Officer


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Stephen A. Dukker          President, Chief Executive September 17, 1999
______________________________________  Officer and Director
         (Stephen A. Dukker)            (Principal Executive
                                        Officer)

         /s/ Steven H. Miller          Executive Vice President   September 17, 1999
______________________________________  and Chief Financial
          (Steven H. Miller)            Officer (Principal
                                        Financial Officer)

                  *                    Director                   September 17, 1999
______________________________________
             (Chul Chung)

                  *                    Director                   September 17, 1999
______________________________________
            (Lap Shun Hui)

                  *                    Director                   September 17, 1999
______________________________________
              (Jung Koh)

                  *                    Director                   September 17, 1999
______________________________________
           (Hong Soon Lee)

                  *                    Director                   September 17, 1999
______________________________________
           (Nathan Morton)

                  *                    Director                   September 17, 1999
______________________________________
         (C. Toms Newby, III)

*By:/s/ Steven H. Miller

  ________________________

(Steven H. Miller)  Attorney-
in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number
 -------
  1.1**  Form of Underwriting Agreement

  3.1*   Amended and Restated Certificate of Incorporation of the Registrant

  3.2**  Form of Amended and Restated Certificate of Incorporation of the
         Registrant to be filed upon the closing of the offering

  3.3*   Amended and Restated Bylaws

  3.4** Amended and Restated Bylaws of the Registrant to be in effect after the closing of the offering

  4.1**  Specimen Common Stock Certificate

  5.1**  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

 10.1* Form of Security Agreement entered into between the Registrant and each of Chul Chung, Stephen A. Dukker, Lap Shun Hui, Dae Soo Koh, Jung
         Koh, Hong Soon Lee and Hong Sun Lee dated as of June 10, 1999

 10.2*   Form of Promissory Note from each of Chul Chung, Stephen A. Dukker,
         Lap Shun Hui, Dae Soo Koh, Jung Koh, Hong Soon Lee and Hong Sun Lee dated as of June 10, 1999

 10.3*   Amended and Restated Rights and Restrictions Agreement dated as of
         August 18, 1999

 10.4*   Subordinated Promissory Note dated as of June 7, 1999 for TriGem
         Corporation

 10.5*   Subordinated Promissory Note dated as of June 7, 1999 for Korea Data
         Systems America, Inc.

 10.6* Form of Indemnification Agreement between the Registrant and each of its directors and executive officers

 10.7**  1998 Stock Plan and form of agreements thereunder

 10.8+ Marketing Agreement between the Registrant and America Online dated as of June 17, 1999

 10.9* Amended and Restated Employment Agreement dated as of August 18, 1999 for Stephen Dukker

 10.10*  Trademark Assignment Agreement dated as of June 10, 1999

 10.11*  Agreement (Amending Trademark Assignment) dated as of August 16, 1999

 10.12* Industrial Lease between the Registrant and the Irvine Company dated as of November 30, 1998

 10.13*  Common Stock Purchase Warrant issued on August 18, 1999 to America
         Online, Inc.

 10.14*  Option to Purchase Common Stock issued on August 18, 1999 to Stephen
         Dukker

 23.1*   Consent of Deloitte & Touche, LLP, Independent Accountants

 23.2**  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (see Exhibit 5.1)

 24.1*   Power of Attorney

 27.1**  Financial Data Schedules

---------------------

* Previously filed.

** To be filed by amendment.

+ Confidential treatment has been requested for certain portions of this exhibit pursuant to Rule 406 under the Securities Act of 1933, as amended. The omitted portions of this agreement have been separately filed with the Commission.